Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 13, 2008	DE NOVO VENTURES II, L.P.

	BY:	DE NOVO MANAGEMENT II, L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Cathy Minshall
Cathy Minshall
Chief Financial Officer

February 13, 2008	DE NOVO MANAGEMENT II, L.L.C.

	By:	/s/Cathy Minshall
Cathy Minshall
Chief Financial Officer